Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated this 1st day of May, 2008 is made and entered into by and between CFS BANCORP, INC. (the “Corporation”), an Indiana corporation, and Charles V. Cole (the “Executive”), a resident of the State of Illinois,

WITNESSETH:

WHEREAS, the Executive is presently employed as an officer of the Corporation and Citizens Financial Bank (the “Bank”) (together, the “Employers”);

WHEREAS, the Employers desire to be ensured of the Executive’s continued active participation in the business and senior management of the Employers, and the Executive desires to continue to actively participate in the business and senior management of the Employers;

WHEREAS, the Corporation and the Bank desire to enter into separate agreements with the Executive with respect to his employment by each of the Employers; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive’s agreeing to remain in the employ of the Employers, the parties desire to specify in this Agreement the employment arrangement between the Corporation and the Executive as well as certain restrictions, covenants, agreements and severance payments of the Corporation and/or the Executive.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1)	Definitions.

The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

a)
Average Annual Compensation.  The Executive’s “Average Annual Compensation” for purposes of this Agreement shall be deemed to mean the average Base Salary, cash bonuses, vested amounts allocated to the Executive under the ESOP and the Corporation’s vested matching contributions made to the Executive’s account under the Corporation’s 401(k) plan for the three fiscal years preceding the Executive’s Date of Termination.

b)	Base Salary. “Base Salary” shall have the meaning set forth in Section 4(a) hereof.

c)	Bank Agreement. “Bank Agreement” means the employment agreement between the Bank and the Executive dated of even date herewith.

d)	Cause. Termination of the Executive’s employment for “Cause” shall mean termination by the Corporation because of any of the following by the Executive:

i)	any incompetence or intentional failure by the Executive in performing his services or carrying out his duties and responsibilities under this Agreement; or

ii)	any dishonesty, fraud, theft or embezzlement by the Executive; or

iii)	any willful misconduct or breach of fiduciary duty involving personal profit by the Executive; or

iv)
any willful or knowing violation by the Executive of any law, statute, rule, regulation or government requirement (other than traffic violations or similar offenses) or any final cease and desist order; or

v)
any material and intentional noncompliance by the Executive with any provision of any employee handbook, code of conduct or ethics, corporate governance guidelines or any rule, policy or procedure of either of the Employers as are currently in effect or as may hereafter be in effect from time to time; or

vi)	any material breach by the Executive of any provision of this Agreement; or

vii)	any termination of the Executive’s employment with the Bank.

e)
Change in Control.  “Change in Control” means the occurrence of any of the following relating to the Corporation:  (i) an event that would be required to be reported in response to Item 5.01 of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities and Exchange Act of 1934 Act, as amended (“1934 Act”), or any successor thereto, whether or not any class of securities of the Corporation is registered under the 1934 Act; (ii) any “person” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities; or (iii) during any period of thirty-six consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period and, in such case, each new director so approved will be considered for purposes of this section to have been a director at the beginning of such period.

i)
For purposes of the definition of “Change in Control,” a Person or group of Persons does not include the CFS Bancorp, Inc. Employee Stock Ownership Plan Trust which forms a part of the CFS Bancorp, Inc. Employee Stock Ownership Plan (the “ESOP”), or any other employee benefit plan, subsidiary or affiliate of the Corporation, and the outstanding shares of common stock of the Corporation, on a fully diluted basis, include all shares owned by the ESOP, whether allocated or unallocated to the accounts of participants thereunder.

ii)	For purposes of this Agreement (including without limitation the definition of “Change in Control”), the term “Person” means any natural person, proprietorship, partnership,

corporation, limited liability company, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.

f)	Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

g)
Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, (ii) if the Executive’s employment is terminated for any other reason (except in the case of death), the date on which a Notice of Termination is given or as specified in such Notice, and (iii) if the Executive dies during his employment hereunder, the date of his death.

h)
Disability.  Termination by the Corporation of the Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment, incapacity or condition which qualifies the Executive for disability benefits under the applicable long-term disability plan or policy maintained by the Employers or any subsidiary or, if no such plan or policy applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

i)
Good Reason.  Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive within twelve months following a Change in Control of the Corporation based on:

(i)
Without the Executive’s express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the offices of Executive Vice President and Chief Financial Officer of the Employers or a material adverse change made by the Employers in the Executive’s functions, duties or responsibilities as Executive Vice President and Chief Financial Officer of the Employers as such functions, duties or responsibilities exist immediately prior to the effective time of the Change in Control;

(ii)
Without the Executive’s express written consent, a reduction by either of the Employers in the Executive’s Base Salary as the same may be increased from time to time or, except to the extent permitted by Section 4(b) hereof, a reduction in the package of employee benefits provided to the Executive taken as a whole;

(iii)
The principal executive office of the Bank is relocated more than 50 miles from Munster, Indiana or, without the Executive’s express written consent, either of the Employers require the Executive to be based anywhere other than where the Bank’s principal executive office is located or has been relocated as provided above, except for required travel on business of the Employers;

(iv)	Any purported termination of the Executive’s employment for Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (l) below; or

(v)	The failure by the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor.

The Executive must notify the Corporation in writing within ninety (90) days of the initial existence of the circumstances giving rise to a termination of the Executive’s employment hereunder for Good Reason.  The Corporation shall then have thirty (30) days following the effectiveness of such notice during which it may cure such circumstances and, if so cured, shall not be required to make any severance payments pursuant to Section 6(d) hereof.

j)	IRS. “IRS” shall mean the Internal Revenue Service.

k)	Key Employee. “Key Employee” means an employee who is:

i)      An officer of the Corporation having annual compensation greater than $150,000; or

ii)     A beneficial owner of 5% or more of the outstanding securities of the Corporation; or

iii)	A beneficial owner 1% or more of the outstanding securities of the Corporation and has an annual compensation greater than $150,000.

For purposes of determining who is an officer for purposes of Section 1(k)(i), no more than 50 employees (or, if lesser, the greater of three or 10% of the employees) shall be treated as officers, and those categories of employees listed in Code Section 414(q)(5) shall be excluded.  The $150,000 amount in Section 1(k)(i) shall be adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period shall be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 shall be rounded to the next lower multiple of $5,000.

l)
Notice of Termination.  Any purported termination of the Executive’s employment by the Corporation for any reason, including without limitation with or without Cause or upon the occurrence of a Disability, or by the Executive for any reason, including without limitation with or without Good Reason or upon Retirement, shall be communicated by written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Corporation’s termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 11 hereof.

m)	Retirement. “Retirement” shall mean voluntary termination by the Executive after the Executive attains the age 55, with at least five years of active service.

n)
Separation from Service.  “Separation from Service” means the date of the Executive’s death or Retirement or the date on which the Executive otherwise experiences a Termination of Employment with the Corporation; provided, however, a Separation from Service does not occur if the Executive is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if the leave is for a longer period, so long as the Executive’s right to reemployment with the Corporation is provided either by statute or by contract.  For purposes of this paragraph (n), a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Corporation.  If the period of leave exceeds six (6) months and the Executive’s right to reemployment is not provided either by statute or contract, there shall be a Separation from Service on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and where such impairment causes the Executive to be unable to render the services or carry out the duties and responsibilities set forth in this Agreement, then a 29-month period of absence may be substituted for such six-month period.  The Executive shall incur a “Termination of Employment” when a termination of employment is incurred under Treasury Regulation 1.409A-1(h)(ii).

o)
Specified Employee.  “Specified Employee” means an employee who is a “Key Employee” if the Corporation’s stock is publicly traded on an established securities market.  An employee shall be a Specified Employee for the twelve-month period beginning on the April 1st following any calendar year in which the employee is a Key Employee.

2)	Term of Employment.

a)
The Corporation hereby employs the Executive as its Executive Vice President and Chief Financial Officer, and the Executive hereby accepts such employment and agrees to render such services to, and carry out such duties and responsibilities for, the Corporation, on the terms and conditions set forth in this Agreement.  The term of this Agreement shall be a period of eighteen months commencing as of the date hereof (the “Commencement Date”), subject to earlier termination as provided herein.  Beginning on the day following the Commencement Date, and on each day thereafter, the term of this Agreement shall be extended for a period of one day in addition to the then-remaining term, provided that the Corporation has not given notice to the Executive in writing at least sixty (60) days prior to such day that the term of this Agreement shall not be extended further.  Reference herein to the term of this Agreement shall refer to both such initial term and any extended terms.  As part of the review by the Board of Directors of the Corporation on at least an annual basis whether to permit extensions of the term of this Agreement, the Board of Directors shall consider all relevant factors, including without limitation the Executive’s performance hereunder and the input of the President of the Corporation, and shall determine whether to provide notice to the Executive that the term of this Agreement shall not be further extended.

b)
During the term of this Agreement, the Executive shall render such executive services and carry out such duties and responsibilities consistent with his titles and as may be assigned to him from time to time by the President of the Corporation.

The Executive further agrees to serve without additional compensation (except as set forth in the Bank Agreement) as an officer and/or director of any of the Corporation’s or the Bank’s subsidiaries and agrees that any amounts received from such subsidiaries may be offset against the amounts due hereunder.  In addition, it is agreed that the Corporation may assign the Executive to one of its subsidiaries for payroll purposes.

3)	Loyalty, Confidentiality and Non-Competition.

a)
The Executive shall devote his full time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement.  During the term of this Agreement, the Executive shall not, at any time or place, either directly or indirectly, engage in any business or activity in competition with the business, affairs or interests of the Corporation or any of its subsidiaries or affiliates or be a director, officer, employee or consultant to any bank holding company, savings and loan holding company, bank, savings and loan association, credit union, thrift, savings bank, financial services provider or similar institution, wherever located.

b)
For a period of eighteen months from the Date of Termination relating to a termination by the Corporation of the Executive’s employment hereunder for Cause or a Disability or a termination by the Executive of his employment hereunder upon Retirement or without Good Reason, the Executive shall not, at any time or place, either directly or indirectly engage in any business or activity in competition with the business, affairs or interests of the Corporation or any of its subsidiaries or affiliates or be a director, officer, employee or consultant to any bank holding company, savings and loan holding company, bank, savings and loan association, credit union, thrift, savings bank, financial services provider or similar institution within a fifty (50) mile radius from any present or future office of either of the Employers or any of their subsidiaries or affiliates.

c)
For purposes of this Agreement, directly or indirectly engaging in any business or activity in competition with the business, affairs or interests of the Corporation or any of its subsidiaries or affiliates includes, but is not limited to, serving or acting as an owner, partner, member, agent, beneficiary, employee, officer, director or consultant of any Person engaged in any banking, lending, financial services or other business, operation or activity in which the Corporation or any of its subsidiaries or affiliates is engaged or is actively developing or pursuing on the Date of Termination; except that nothing herein contained shall be deemed to prevent or limit the right of the Executive to invest any of his funds in the capital stock or other securities of any such Person whose stock or securities are publicly owned or are regularly traded on any national exchange so long as the Executive is not the beneficial owner of more than 1% of the outstanding capital stock or securities of such Person, nor shall anything herein contained be deemed to prevent or limit the right of the Executive to invest any of his funds in real estate.

d)
All information relating to business of the Employers or any of their subsidiaries or affiliates including, but not limited to, that business obtained or serviced by the Executive, all customer lists, customer information, contact lists, asset, liability, loan, deposit and investment information, financial records or information, instruments, documents, papers, and other material used in connection with, and all trade secrets, estimates, projections, goals, strategies, techniques relating to, such business, shall be the exclusive property of the Employers or the subsidiary or affiliate.  The Executive shall maintain the confidentiality of all such information and material that is confidential, proprietary or not publicly available (other than through a breach of this Agreement by the Executive or any other impermissible disclosure); none of it shall be copied, reproduced, duplicated or disclosed without the express written permission of the Employers (other than in connection with the performance of the Executive’s services hereunder), and the Executive shall return all such information and materials to the Employers upon their request or upon termination of employment.  The Executive also agrees that he shall not utilize such information or materials, either directly or indirectly, for any purposes except rendering his services and carrying out his duties and responsibilities hereunder and in furtherance of the Employers’ business, unless otherwise expressly authorized by the Employers in writing in advance.

e)
The Executive agrees that, during his employment, and for a period of eighteen months following the Date of Termination of the Executive’s employment hereunder for Cause, without Good Reason, upon Retirement or upon the occurrence of a Disability, the Executive:

i)	shall not solicit any of the Employers’ past or current customers or clients for the benefit of anyone other than the Employers or their subsidiaries or affiliates;

ii)	shall not divulge the names of any of the Employers’ past or then current customers to any other Person; and

iii)	shall not, either directly or indirectly, induce or solicit any person to leave the employ of either of the Employers.

f)
The provisions of Sections 3(b), 3(c) and 3(e) hereof shall be construed independent of any other provision of this Agreement and shall survive any termination of this Agreement.  The existence of any claim or cause of action of the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of Sections 3(b), 3(c) and 3(e) hereof.

g)
The restrictions and covenants contained in this Section shall be deemed not to run during all periods of noncompliance, the intention of the parties hereto being to have such restrictions and covenants apply during the full periods specified herein.  The Corporation and the Executive understand, acknowledge and agree that the restrictions and covenants contained in this Section are reasonable in view of the Executive’s position at the Corporation, the competitive and confidential nature of the information of which the Executive has or will have knowledge and the competitive and the nature of the business in which the Corporation and its subsidiaries and affiliates are or may be engaged.

4)	Compensation and Benefits.

a)
The Employers shall collectively compensate and pay the Executive for his services during the term of this Agreement at an aggregate minimum base salary of $186,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive’s express written consent.  In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the President of the Corporation.

b)
During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension, retirement, profit sharing, equity based compensation, employee stock ownership or other similar plans made available to employees and executives of the Employers, to the extent commensurate with his position with the Employers, in accordance with the terms of the applicable plans and as fixed by the Boards of Directors of the Employers.

The Corporation shall not make any changes in such plans which would adversely affect the Executive’s rights or benefits thereunder, unless such change is applicable to all executive officers of the Corporation and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Corporation.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Executive’s Base Salary.  Notwithstanding the foregoing or anything in this Agreement to the contrary, the Executive understands, acknowledges and agrees that the Employers may from time to time, in their sole discretion, amend, modify, replace, freeze, suspend or terminate any or all of the incentive compensation, pension or other retirement, profit sharing, equity based compensation, employee stock ownership, perquisite or other plans, benefits and privileges given to employees and executives of the Employers, as well as any other rules, policies or procedures applicable to executives of the Employers, but only so long as any such actions apply to all executive officers of the Corporation and do not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Corporation.

c)
During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers.  The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the President of the Corporation.

d)
In the event the Executive’s employment is terminated due to Disability, Retirement or death, and provided the Executive is not otherwise receiving substantially similar benefits from another employer, consultant or otherwise, the Employers shall provide, at their cost and for the remaining term of this Agreement, all existing life and medical insurance coverage for the Executive (other than in the case of death) and his spouse at substantially similar levels of coverage and benefits as the Employers provide at such time for their then existing senior executives.

e)
The Executive’s Base Salary, compensation, benefits and expenses shall be paid by and allocated between the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer.

f)
During the term of this Agreement, the Employers shall provide suitable office space, desk, chairs, filing cabinets, telephones and other usual and customary office furniture, fixtures and equipment adequate for the performance of the duties and responsibilities assigned to the Executive hereunder.

g)
During the term of this Agreement, the Employers shall provide to Executive the use of an automobile of Executive’s choice with an average annual lease cost not to exceed $10,000 per year.  The Employers agree to replace the automobile with a new one at Executive’s request no more often than once every two years.  Either of the Employers shall pay all automobile operating expenses incurred by the Executive in the performance of Executive’s duties hereunder.  Either of the Employers shall procure and maintain in force an automobile liability policy for the automobile with coverage, including Executive, in the minimum amount of $1,000,000 combined single limit on bodily injury and property damage.

h)
During the term of this Agreement, the Employers shall provide to the Executive, at the Employer’s cost, all perquisites which all other senior executives of the Corporation are generally entitled to receive; provided, however, that the Executive understands and agrees that the Chief Executive Officer of the Corporation may receive perquisites that are different from those provided to the Executive or other senior executives of the Corporation.

5)
Expenses.  The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, travel expenses and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations and requirements as may be established by the Boards of Directors of the Employers.  If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.  Any such reimbursement of expenses provided in this Section 5 shall be made no later than December 31 of the year following the year in which the expense was incurred.

6)	Termination.

a)
The Corporation shall have the right at any time, upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination with or without Cause, upon a Disability or the election of the Corporation not to extend the term of this Agreement.  The Executive shall have the right at any time, upon prior Notice of Termination, to terminate his employment hereunder for any reason, including without limitation with or without Good Reason or upon Retirement.

b)
In the event that (i) the Executive’s employment hereunder is terminated by the Corporation for Cause or upon the election of the Corporation not to extend the term of this Agreement or (ii) the Executive terminates his employment hereunder without Good Reason, the Executive shall in each such case have no right pursuant to this Agreement to any severance payments, compensation or other benefits for any period after the applicable Date of Termination.

c)
In the event that the Executive’s employment hereunder is terminated as a result of a Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to severance payments, compensation or other benefits for any period after the applicable Date of Termination, except as provided for in Section 4(d) hereof.

d)
In the event that (i) the Executive’s employment hereunder is terminated by the Corporation without Cause or (ii) the Executive’s employment hereunder is terminated by the Executive (y) due to a material breach of this Agreement by the Corporation, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employers, or (z) for Good Reason, then the Corporation shall so long as the Executive does not breach this Agreement following the Date of Termination:

i)
pay to the Executive, a cash severance amount equal to 150% of that portion of the Executive’s Average Annual Compensation paid by the Corporation, in two equal installments, with the first installment to be paid on the first business day of the month following the Executive’s Date of Termination and the second installment to be paid on the first anniversary of the Date of Termination; and

ii)
maintain and provide for a period ending at the earlier of (A) the expiration of the remaining term of employment pursuant hereto prior to the Notice of Termination or (B) the date of the Executive’s employment by or affiliation with another employer, consultant or Person (provided that the Executive is entitled under the terms of such employment or affiliation to benefits substantially similar to those described in this subparagraph, at the same or lesser cost to the Executive as under the Corporation’s plans, programs and arrangements on the Date of Termination), the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other welfare benefit plans, programs and arrangements offered by the Corporation in which the Executive was entitled to participate immediately prior to the Date of Termination (and excluding (x) Base Salary, bonuses and other items of compensation included in Average Annual Compensation, (y) incentive compensation, pension or other retirement, profit sharing, equity based compensation, employee stock ownership or other similar plans, programs or arrangements of the Corporation, and (z) perquisites and any vehicle provided by the Corporation), provided that in the event that the Executive’s participation in any such plan, program or arrangement as provided in this subparagraph is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

e)
If at the time of the Executive’s Separation from Service, for any reason other than death, the Executive meets the definition of a Specified Employee, payment of all amounts under subsections 6(d)(i), 6(d)(ii) and 7(a) shall be suspended for six (6) months following the Executive’s Separation from Service.  In such event, the first installment shall be paid on the first day following the end of the six-month suspension period.  The second installment shall be paid no later than January 15th of the calendar year following the year in which the first installment was paid.  If the Executive incurs a Separation from Service due to death, regardless of whether the Executive meets the definition of a Specified Employee, payment of his benefit shall not be suspended; provided, however, that the six-month suspension period shall not apply to the provision of any group insurance, life insurance, health and accident insurance or disability insurance under subsection 6(d)(ii).

f)
Upon any termination of the Executive’s employment hereunder, the Executive covenants and agrees (i) to return promptly to the Corporation, at the Corporation’s headquarters, all confidential information or materials that are still in the Executive’s possession or control on his last day of employment with the Corporation or the location of which the Employee knows (including, but not limited to, any confidential information or materials contained on the Executive’s personal data assistant or personal or home computer), and (ii) to return promptly to the Corporation, at the Corporation’s headquarters, all vehicles, equipment, computers, credit cards, keys, access cards, passwords and other property of the Corporation that are still in the Executive’s possession or control on his last day of employment or the location of which the Employee knows, and to cease using any of the foregoing on and after his last day of employment.

7)	Payment of Additional Benefits under Certain Circumstances.

a)
If the payments and benefits pursuant to Section 6 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers (including, without limitation, the payments and benefits which the Executive would have the right to receive from the Bank pursuant to Section 6 of the Bank Agreement, before giving effect to any reduction in such amounts pursuant to Section 7 of the Bank Agreement), would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Code (the “Initial Parachute Payment,” which includes the amounts paid pursuant to clause (i) below), then the Corporation shall pay to the Executive, a cash amount in two equal installments, with the first installment to be paid on the first business day of the month following the Date of Termination and the second installment to be paid on the first anniversary of the Date of Termination.  The cash amount shall be equal to the sum of the following:

i)
the amount by which the payments and benefits that would have otherwise been paid by the Bank to the Executive pursuant to Section 6 of the Bank Agreement are reduced by the provisions of Section 7 of the Bank Agreement;

ii)
twenty percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive’s “base amount” from the Employers, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive’s base amount being hereinafter referred to as the “Initial Excess Parachute Payment”; and

iii)
such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of state and federal income and excise taxes on the payment provided under clause (ii) above and on any payments under this clause (iii).  In computing such tax allowance, the payment to be made under clause (ii) above shall be multiplied by the “gross up percentage” (“GUP”).  The GUP shall be determined as follows:

GUP = Tax Rate / 1 – Tax Rate

iv)	Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate, including any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (ii) above is made.

v)
Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”), then the Corporation’s independent tax counsel or accountants shall determine the amount (the “Adjustment Amount”) which either the Executive must pay to the Corporation or the Corporation must pay to the Executive in order to put the Executive (or the Corporation, as the case may be) in the same position the Executive (or the Corporation, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment.  In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive’s benefit.  As soon as practicable after the Adjustment Amount has been so determined, the Corporation shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Corporation, as the case may be.

b)
In each calendar year that the Executive receives payments of benefits under this Section 7, the Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Corporation as described above.  The Corporation shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys’ fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information.  The Executive shall promptly notify the Corporation in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 7 is being reviewed or is in dispute.  The Corporation shall assume control, at its expense, over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section) and the Executive shall cooperate fully with the Corporation in any such proceeding.  The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Corporation may have in connection therewith without the prior consent of the Corporation.

8)	Mitigation; Exclusivity of Benefits.

a)
The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise so long as the Executive has not breached this Agreement.  In the event of any breach of this Agreement by the Executive following the Date of Termination, the Executive shall immediately repay to the Corporation all severance payments paid to him under Section 6 hereof and all amounts paid to him under Section 7 hereof, plus interest at the rate of 10% per annum from the date of such breach until all such severance payments and other amounts have been repaid in full to the Corporation.

b)
The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

9)
Withholding.  All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to taxes and other payroll deductions as the Corporation may reasonably determine should be withheld pursuant to any applicable law or regulation.

10)
Assignability.  The Corporation may, without the consent of the Executive, assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other Person with or into which the Corporation may hereafter merge or consolidate or to which the Corporation may transfer all or substantially all of its assets, if in any such case such corporation, bank or other Person shall by operation of law or expressly in writing assume all obligations of the Corporation hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11)
Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered by hand; (ii) sent by certified United States Mail, return receipt requested, first class postage pre-paid; (iii) sent by overnight delivery service; or (iv) sent by facsimile transmission if such fax is confirmed immediately thereafter by also mailing a copy of such notice or other communication by regular (not certified or registered) United States Mail, first class postage pre-paid, as follows:

a)	To the Corporation: CFS Bancorp, Inc.
      Attention: Chairman of the Board
707 Ridge Road
Munster, Indiana  46321
Facsimile: (219) 836-2950

b)	To the Bank: Citizens Financial Bank
      Attention: Chairman of the Board
707 Ridge Road
Munster, Indiana  46321
Facsimile: (219) 836-2950

c)	To the Executive: Charles V. Cole
      Frankfort, Illinois

or to such other address or facsimile number as either party hereto may have furnished to the other in writing in accordance herewith.  The Executive shall promptly provide any changes to his address, telephone number and facsimile number to the Corporation.

All such notices and other communications shall be effective (i) if delivered by hand, when delivered; (ii) if sent by mail in the manner provided herein, two (2) business days after deposit with the United States Postal Service; (iii) if sent by overnight delivery service, on the next business day after deposit with such service; or (iv) if sent by facsimile transmission, on the date indicated on the fax confirmation page if such fax also is confirmed by regular (not certified or registered) United States mail.

12)
Amendment; Waiver.  No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Corporation to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its or his rights or remedies under this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.

13)
Governing Law; Venue.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Indiana.  Any claim, demand or action relating to this Agreement shall be brought only in a state court located in Porter County, Indiana.  In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims, defenses or objections of lack of jurisdiction of or proper or preferred venue by such court.

14)
Nature of Obligations.  Nothing contained herein shall create or require the Corporation to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

15)	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16)
Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect; provided, however, if any provision of Sections 3(b), 3(c) and 3(e) of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration, geographic restriction or other factor, then such provision shall be considered divisible and the court making such determination shall have the power to reduce or limit (but not increase or make greater) such scope, duration, geographic restriction or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the appropriate party hereto in its reformed, reduced or limited form.

17)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

18)
Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.  In the event of the Executive’s termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Executive remains in the employ of the Corporation following such termination.  Furthermore, following such termination for Cause, the Executive shall not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

19)
Payment of Costs and Legal Fees and Reinstatement of Benefits.  In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, employee benefits and any compensation and benefits due but not otherwise paid to the Executive under this Agreement.

20)
Indemnification.  The Corporation shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under Indiana law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Corporation (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities).  Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

21)
Entire Agreement.  This Agreement embodies the entire agreement between the Corporation and the Executive with respect to the matters agreed to herein.  All prior agreements between the Corporation and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.  Notwithstanding the foregoing, nothing contained in this Agreement shall affect the Bank Agreement, which is being executed contemporaneously herewith.

22)
Construction.  This Agreement shall be deemed to have been drafted by both parties hereto.  This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any party.

23)	Recitals. The recitals or “Whereas” clauses contained on page 1 of this Agreement are expressly incorporated into and made a part of this Agreement.

24)
Non-disparagement.  During the Executive’s employment with the Corporation and following any termination of the Executive’s employment with the Corporation, the Executive shall not publicly disparage or make or publish any negative statements or comments about the Corporation, any of the Corporation’s subsidiaries or affiliates or any of their respective products, services, directors, officers or employees.  During the Executive’s employment with the Corporation and following any termination of the Executive’s employment with the Corporation, and subject to applicable law, no executive officer of the Corporation or member of the Corporation’s Board of Directors shall publicly disparage or make or publish any negative statements or comments about the Executive.

25)
Cooperation.  For a period of five (5) years following any termination of the Executive’s employment with the Corporation and upon the request of the Corporation or any of its subsidiaries or affiliates, the Executive shall reasonably cooperate, assist and make himself available (for testimony or otherwise) at appropriate times and places as reasonably determined by the Corporation or any of its subsidiaries or affiliates in connection with any claim, demand, action, suit, proceeding, discovery, examination, investigation or litigation by, against or affecting the Corporation or any of its subsidiaries or affiliates.  In connection with the foregoing, the Corporation shall pay the Executive a fee of $1,000 for each day that the Corporation or any subsidiary or affiliate of the Corporation requests the Executive to cooperate, assist or make himself available, and shall also reimburse the Executive for his reasonable out-of-pocket travel expenses that are approved in advance by the Chairman of the Corporation; provided, however, that the Corporation shall not pay such fee or reimburse for such expenses in connection with any claim, demand, action, suit or proceeding relating to this Agreement.
26)
Certain Remedies.  The Executive agrees that the Corporation will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Executive of any provision of Section 3.  Accordingly, in the event of a breach or a threatened or attempted breach by the Executive of any provision of Section 3, in addition to all other remedies to which the Corporation is entitled at law, in equity or otherwise, the Corporation shall be entitled to a temporary restraining order, a permanent injunction and/or a decree of specific performance of any provision of Section 3.  The parties agree that a bond posted by the Corporation in the amount of One Thousand Dollars ($1,000) shall be adequate and appropriate in connection with such restraining order or injunction and that actual damages need not be proved by the Corporation prior to it being entitled to obtain such restraining order, injunction or specific performance.  The foregoing remedies shall not be deemed to be the exclusive rights or remedies of the Corporation for any breach of or noncompliance with this Agreement by the Executive but shall be in addition to all other rights and remedies available to the Corporation at law, in equity or otherwise.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

_/s/ Charles V. Cole ____________
 Charles V. Cole

Attest:                                                                             CFS BANCORP, INC.

By: /s/ Monica F. Sullivan                                                By:_/s/ Thomas F. Prisby_________
           Thomas F. Prisby
Corporate Secretary                                                             Chairman of the Board
 (Name and Title)

KD_IM-1325990_3.DOC